Tidal Trust IV 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 39 and Amendment No. 41 to the Registration Statement on Form N-1A of Tidal Trust IV with respect to VegaShares AI Thermal, Cooling & Power Management ETF, VegaShares AI Networking ETF, VegaShares AI Rack Hardware ETF, VegaShares AI Fab Equipment ETF and VegaShares AI Compute ETF, each a series of shares of Tidal Trust IV, under the heading “Independent Registered Public Accounting Firm” in the Prospectus and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

August 3, 2026